EXHIBIT 23.3

CONSENT OF KIECKHAFER SCHIFFER & COMPANY LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of ViaSat, Inc. of our report dated September 26, 2011, with respect to the statements of net assets available for benefits of the ViaSat, Inc. 401(k) Profit Sharing Plan as of March 31, 2011 and 2010, and the related statement of changes in net assets available for benefits for the year ended March 31, 2011 and the supplemental schedule H, line 4i – schedule of assets (held at end of year) as of March 31, 2011, which report appears in the March 31, 2011 annual report on Form 11-K of the ViaSat, Inc. 401(k) Profit Sharing Plan.

/s/ KIECKHAFER SCHIFFER & COMPANY LLP

Irvine, California June 8, 2012